Exhibit 99.1

For Immediate Release

Macatawa Bank announces success with Phase 1 of the Paycheck Protection Program

HOLLAND, Mich. (April 17, 2020) – Macatawa Bank announced today they have received SBA authorizations to fund over $300 million in government guaranteed loans to small businesses in Western Michigan. The money will be distributed to over 1,200 local small businesses in order to protect jobs and allow continued paychecks to over 27,000 employees in those companies. Business customers began receiving PPP loan funds on Monday, April 13, and disbursements will continue daily until all loans are funded. The Bank began accepting applications on Friday, April 3, and continued processing applications until the SBA announced the funds were depleted on April 16. With that announcement, no new applications will be processed unless additional funding is authorized by the U.S. Government. The Bank is ready to resume processing of new applications that will benefit Western Michigan companies, if and when additional funding is made available.

“Participation in this program was the right thing to do for our customers and we are pleased to know the successful execution will directly benefit so many local businesses and their employees,” said Ronald L. Haan, Macatawa Bank President and CEO. “We continue to do everything we can to help our customers, and the communities of Western Michigan, to get back on track following this challenging time,” Haan added.  “We also want to recognize and say thank you to our dedicated team of banking professionals at Macatawa Bank for developing and implementing a streamlined process that allowed our customers to quickly take advantage of this unique business lifeline.”

The Coronavirus Aid, Relief and Economic Security (CARES) Act, includes the Paycheck Protection (PPP), a $349 billion loan program which offered small businesses and self-employed individuals 100% guaranteed loans and loan forgiveness to stay in business during the COVID-19 pandemic. Under the provisions of the CARES Act all banks were allowed to participate in the PPP, provided they obtained approval from the SBA (Small Business Administration).

Learn more about what Macatawa Bank is doing in response to COVID-19, visit https://www.macatawabank.com/CaresAct.

About Macatawa Bank
Headquartered in Holland, Michigan Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management, and eCommerce services to individuals, businesses and governmental entities. Macatawa has a network of 26 full-service branches located throughout communities in Kent, Ottawa, and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience, and superior financial products. Macatawa Bank has been recognized for the past nine consecutive years as West Michigan's Best and Brightest Companies to Work For®. For more information, visit macatawabank.com.

For additional information contact:
Jodi Sevigny, Senior Vice President, Chief Marketing Officer
Macatawa Bank, 10753 Macatawa Drive; Holland MI  49424
P: 877.820.2265  E: jsevigny@macatawabank.com

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